Exhibit 99.1
Sema4 Closes Transaction with CM Life Sciences, Debuts as Publicly Traded AI-driven Genomic & Clinical Data Platform Company
•Sema4 Holdings Corp (“Sema4”) to debut on Nasdaq as a publicly traded company dedicated to transforming healthcare by applying artificial intelligence and machine learning to multidimensional, longitudinal clinical and genomic data to build dynamic models of human health
•Business combination expected to result in ~$500 million in cash proceeds to Sema4 to accelerate organic and inorganic growth
•Combined company to trade on Nasdaq under ticker “SMFR”
STAMFORD, CT — July 22, 2021 — Sema4, a patient-centered health intelligence company leveraging AI and machine learning to derive data-driven insights, today announced the completion of its business combination with CM Life Sciences (NASDAQ: CMLF), a special purpose acquisition company (SPAC) sponsored by affiliates of Casdin Capital, LLC and Corvex Management LP. The resulting combined company, Sema4 Holdings Corp (“Sema4”), will commence trading of its shares of common stock and warrants on the Nasdaq Global Select Market under the ticker symbols "SMFR" and “SMFRW” on July 23, 2021. The merger was approved by the stockholders of CM Life Sciences on July 21, 2021.
Eric Schadt, Ph.D., Founder and CEO of Sema4, and Sema4’s current executive team will continue to lead the combined company. Sema4 intends to use the influx of capital – approximately $500 million in cash proceeds – to support its organic operating needs and capitalize on inorganic opportunities to accelerate growth through the acquisition of complementary businesses.
“The completion of our merger with CM Life Sciences, and being listed on Nasdaq as a publicly traded company, is a major milestone for Sema4 and our employees, partners, and patients,” said Dr. Schadt. “With the capital raised from this successful transaction, we are well positioned to help further close the gap between the practice of medicine and the availability of more clinically actionable guidance in order to improve the standard of care. We look forward to continuing to develop and scale our innovative health intelligence platform to enable health systems in delivering precision medicine as the standard of care.”
“With the merger now complete, Sema4 can really step on the gas and accelerate its powerful business model,” said Eli Casdin, former Chief Executive Officer of CM Life Sciences. “This is a unique company set to transform healthcare by leveraging genomic and clinical data with artificial intelligence and machine learning to deliver an enhanced understanding of disease and wellness. I’m excited to be a partner with Eric and his extraordinary team as they embark on this next chapter as a public company.”
“Sema4 is a unique business with a rarely seen combination of impressive scale, growth and innovation,” said Keith Meister, former Chairman of CM Life Sciences. “The additional capital from this transaction will help Sema4 further advance its relationships and partnerships with health systems and biopharmaceutical entities over the next several years. While there are many companies seeking to harness the potential of big data in healthcare, Sema4 has built a differentiated data ecosystem and platform driving personalized medicine and improved health outcomes.”
Following the business combination, the Sema4 Board of Directors includes several prominent executives previously unaffiliated with Sema4: Eli Casdin, Emily Leproust, Chief Executive Officer of Twist Biosciences (Nasdaq: TWST), Jason Ryan, most recently Chief Operating and Financial Officer of Magenta Therapeutics (Nasdaq: MGTA), and Nat Turner, co-founder of Flatiron Health (a Roche company). They join directors Dennis Charney, Michael Pellini, Joshua Ruch, Dr. Schadt, and Rachel Sherman.
Advisors
Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC served as financial advisors to Sema4. Fenwick & West LLP served as legal advisor to Sema4.
Jefferies LLC acted as sole financial advisor, lead capital markets advisor, and sole placement agent to CM Life Sciences, with Cowen and Company, LLC also acting as a capital markets advisor. White & Case LLP served as legal advisor to CM Life Sciences.
About Sema4
Sema4 is a patient-centered health intelligence company dedicated to advancing healthcare through data-driven insights. Sema4 is transforming healthcare by applying AI and machine learning to multidimensional, longitudinal clinical and genomic data to build dynamic models of human health and defining optimal, individualized health trajectories. Centrellis™, our innovative health intelligence platform, is enabling us to generate a more complete understanding of disease and wellness and to provide science-driven solutions to the most pressing medical needs. Sema4 believes that patients should be treated as partners, and that data should be shared for the benefit of all.
For more information, please visit sema4.com and connect with Sema4 on Twitter, LinkedIn, Facebook and YouTube.
About CM Life Sciences
Prior to the business combination, CM Life Sciences was founded to take advantage of a dynamic life science sector buoyed by innovation yet fragmented, where many companies were under-resourced and under-scaled. Significant and under-appreciated opportunities for consolidation were ready for engagement by a team versed in the trends and themes, and who could bring together the strongest of the new companies and management teams to capitalize on near- and far-term opportunities.
Forward Looking Statements
This press release contains certain forward-looking statements within the meaning of the federal securities laws, including statements regarding the anticipated benefits of the business combination and the anticipated use of proceeds from the business combination. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including but not limited to: (i) the ability to implement business plans, forecasts, and other expectations after the completion of the business combination, and identify and realize additional opportunities, (ii) the risk of downturns and a changing regulatory landscape in the highly competitive healthcare industry and (iii) the size and growth of the market in which Sema4 operates. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of CM Life Sciences’ definitive proxy statement on Schedule 14A filed with the U.S. Securities and Exchange Commission (the “SEC”) on July 2, 2021 and other documents filed by Sema4 from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Sema4 assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Sema4 does give any assurance that Sema4 will achieve its expectations.
Sema4 Investor Relations Contact:
David Deuchler
Gilmartin Group
investors@sema4.com
Sema4 Media Contact:
Radley Moss
Sema4
radley.moss@sema4.com
CM Life Sciences Media Contact:
Alexandria Fisk
Casdin Capital
afisk@casdincapital.com